SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (Amendment No. 1)*

                          FIRST MONTAUK FINANCIAL CORP.
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                                (Name of Issuer)

                           Common Stock, no par value
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                         (Title of Class of Securities)

                                   321 006 108
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                                 (CUSIP Number)

                                December 31, 2004
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|          Rule 13d-1(b)
     |X|          Rule 13d-1(c)
     |_|          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 321 006 108               13G                      PAGE 2 OF 5 PAGES

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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Kirlin Holding Corp.
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
      (SEE INSTRUCTIONS)                                                 (b) |_|

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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                  5     SOLE VOTING POWER

                        -0-
                  --------------------------------------------------------------
NUMBER OF
SHARES            6     SHARED VOTING POWER
BENEFICIALLY
OWNED BY                -0-
EACH              --------------------------------------------------------------
REPORTING
PERSON            7     SOLE DISPOSITIVE POWER
WITH
                        -0-
                  --------------------------------------------------------------

                  8     SHARED DISPOSITIVE POWER

                        -0-
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
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10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS) |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
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12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 321 006 108               13G                      PAGE 3 OF 5 PAGES

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ITEM 1(a).     NAME OF ISSUER:

               First Montauk Financial Corp. ("Issuer")
               -----------------------------------------------------------------
ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, NJ 07701
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ITEM 2(a).     NAME OF PERSONS FILING:

               Kirlin Holding Corp. ("Kirlin")
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ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               6901 Jericho Turnpike, Syosset, NY 11791
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ITEM 2(c).     CITIZENSHIP:

               Kirlin is a Delaware corporation
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ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, no par value ("Shares")
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ITEM 2(e).     CUSIP NUMBER:

               321 006 108
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ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
               13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:


        (a)  |_|   Broker or dealer registered under Section 15 of the Exchange
                   Act;
        (b)  |_|   Bank as defined in Section 3(a)(6) of the Exchange Act;
        (c)  |_|   Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act;
        (d)  |_|   Investment company registered under Section 8 of the
                   Investment Company Act;
        (e)  |_|   An investment adviser in accordance with Rule
                   13d-1(b)(ii)(E);
        (f)  |_|   An employee benefit plan or endowment fund in accordance
                   with Rule 13d-1(b)(1)(ii)(F);
        (g)  |_|   A parent holding company or control person in accordance
                   with Rule 13d-1(b)(ii)(G)
        (h)  |_|   A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;
        (i)  |_|   A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the
                   Investment Company Act;
        (j)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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CUSIP NO. 321 006 108               13G                      PAGE 4 OF 5 PAGES

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ITEM 4.        OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: None

      (b)   Percent of Class: 0%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: -0-

            (ii)  Shared power to vote or to direct the vote: -0-

            (iii) Sole power to dispose or to direct the disposition of: -0-

            (iv)  Shared power to dispose or to direct the disposition of: -0-

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

      The Reporting Person, Kirlin, ceased to be the beneficial owner of more than five percent of the Shares. Currently, Kirlin owns no Shares.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP NO. 321 006 108               13G                      PAGE 5 OF 5 PAGES

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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 13, 2005

                                                 KIRLIN HOLDING CORP.


                                                 By:  /s/ David O. Lindner
                                                      ------------------------
                                                     David O. Lindner
                                                     Chief Executive Officer